Exhibit 5.1

Phillips Nizer LLP
666 Fifth Avenue, 28th Floor
New York, NY 10103-0084

April 26, 2007

Andover Medical, Inc.
510 Turnpike Street, Ste. 204
North Andover, MA 01845

Re:  Andover Medical, Inc. Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as legal counsel to Andover Medical, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance and sale of up to 44,389,923 shares (the “Shares”) of the Company’s common stock (the “Common Stock”), $.001 par value per share, pursuant to the Company’s Registration Statement on Form SB-2 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).  The Shares consist of (i) 13,178,779 Shares issuable upon the conversion of Series A Preferred Stock (the “Preferred Shares”); (ii) 26,357,558 Shares issuable upon the exercise of the Class A and Class B Warrants (the “Warrant Shares”); (iii) 1,617,862 Shares issuable upon the conversion of the Series A Preferred Stock included in the financial advisor’s unit purchase option (the “Financial Advisor’s Preferred Shares”); and (iv) the 3,235,724 Shares issuable upon the exercise of the Class A and Class B Warrants included in the financial advisor’s unit purchase option (the “Financial Advisor’s Warrant Shares”).

This opinion letter (the “Opinion Letter”) is being rendered in accordance with the requirements of Item 27 of Form SB-2 and Item 601(a)(5)(i) of Regulation S-B in connection with the filing of the Registration Statement. Unless otherwise indicated, capitalized terms used herein shall have the meanings ascribed thereto in the Registration Statement.

In connection with the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction as true, correct and complete, of such agreements, instruments, documents and records in each case as we have deemed necessary or appropriate for the purposes of expressing the opinions set forth in this Opinion Letter. We have examined the following (collectively, the “Documents”):

(a)          The Company’s Certificate of Incorporation, filed as Exhibit 3.1(b) to the Registration Statement;

(b)         The Company’s By-Laws, filed as Exhibit 3.4 to the Registration Statement;

(c)          The Company’s corporate minutes books or other records pertaining to the proceedings of the stockholders and directors of the Company;

(d)         The Company’s stock transfer ledger and record; and

(e)          The Company’s Specimen Certificate for the Common Stock.

The opinions expressed herein are based upon (i) our review of the Documents, (ii) discussions with Edwin A. Reilly, Chairman of the Board, Chief Financial Officer and Chief Operating Officer with respect to the Documents, (iii) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein, and (iv) such review of public sources of law as we have deemed necessary.

The opinions expressed herein are limited to the laws of the State of New York including the statutory provisions, all applicable provisions of the New York Constitution and reported judicial decisions interpreting those laws and to federal law of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that:

1.     The Preferred Shares have been duly authorized, and upon the conversion thereof as described in the Registration Statement, will be lawfully and validly issued, fully paid, and non-assessable.

2.     The Warrant Shares have been duly authorized, and upon the exercise thereof as described in the Registration Statement, will be lawfully and validly issued, fully paid, and non-assessable.

3.     The Financial Advisor’s Preferred Shares have been duly authorized, and upon the conversion thereof as described in the Registration Statement, will be lawfully and validly issued, fully paid, and non-assessable.

4.     The Financial Advisor’s Warrant Shares have been duly authorized, and upon the exercise thereof as described in the Registration Statement, will be lawfully and validly issued, fully paid, and non-assessable.

We consent to the filing of this Opinion Letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus which is part of the Registration Statement.

In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-B.

The opinions expressed herein are rendered as of the date hereof, and we disclaim any undertaking to advise you hereafter of developments hereafter occurring or coming to our attention, whether or not the same would (if now existing or known to us) require any change or modification herein.

The opinions expressed in this Opinion Letter are limited solely to the matters expressly set forth above. No other opinions are intended, nor should any other opinion be inferred herefrom.

Very truly yours,
PHILLIPS NIZER LLP
By:	/s/ ELLIOT H. LUTZKER
Elliot H. Lutzker